Exhibit 10.7

Gaiam, Inc.

Nonemployee Director Compensation

Event	Compensation
Meeting Fee	$3,000 per meeting

Telephonic Meeting Fee	$1,000 per meeting

Committee Meeting Fee	$500 per meeting

Committee Telephonic Meeting Fee	$250 per meeting

Standing Committee Chairman’s Fee	$1,000 annually